UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*

                              Keynote Systems, Inc.
                                (Name of Issuer)

                         Common Stock, $0.001 Par Value
                         (Title of Class of Securities)

                                    493308100
                                 (CUSIP Number)

                                 August 4, 2003
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            |_|   Rule 13d-1(b)
            |X|   Rule 13d-1(c)
            |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 493308100                   13G
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Woodland Venture Fund
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           154,000 shares                                          0.8%
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0 shares                                                  0%
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         154,000 shares                                          0.8%
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0 shares                                                  0%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     154,000 shares
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

CUSIP No. 493308100                   13G
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Seneca Ventures
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           154,000 shares                                          0.8%
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0 shares                                                  0%
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         154,000 shares                                          0.8%
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0 shares                                                  0%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     154,000 shares
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

CUSIP No. 493308100                   13G
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Woodland Partners
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           405,394 shares                                          2.2%
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0 shares                                                  0%
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         405,394 shares                                          2.2%
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0 shares                                                  0%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     405,394 shares
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.2%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

CUSIP No. 493308100                   13G
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Woodland Services Corp.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                                  0%
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          308,000 shares                                          1.7%
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares                                                  0%
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            308,000 shares                                          1.7%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     308,000 shares
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

CUSIP No. 493308100                   13G
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Brookwood Partners, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           75,500 shares                                           0.4%
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0 shares                                                  0%
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         75,500 shares                                           0.4%
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0 shares                                                  0%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     75,500 shares
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

CUSIP No. 493308100                   13G
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Barry Rubenstein
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           87,000 shares                                           0.5%
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          898,894 shares                                          4.9%
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         87,000 shares                                           0.5%
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            898,894 shares                                          4.9%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     985,894 shares
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

CUSIP No. 493308100                   13G
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Marilyn Rubenstein
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                                  0%
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          898,894 shares                                          4.9%
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares                                                  0%
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            898,894 shares                                          4.9%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     898,894 shares
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.9%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

Item 1.

            (a)   Name of Issuer:

                  Keynote Systems, Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                  777 Mariners Island Blvd.
                  San Mateo, CA  94404

Item 2.

1.          (a)   Name of Person Filing:        Woodland Venture Fund

            (b)   Address of Principal Business Office, or, if none, Residence:

                                                68 Wheatley Road
                                                Brookville, New York 11545

            (c)   Place of Organization:        New York

            (d)   Title of Class of Securities: Common Stock, $0.001 par value per share

            (e)   CUSIP Number:                 493308100

2.          (a)   Name of Person Filing:        Seneca Ventures

            (b)   Address of Principal Business Office, or, if none, Residence:

                                                68 Wheatley Road
                                                Brookville, New York 11545

            (c)   Place of Organization:        New York

            (d)   Title of Class of Securities: Common Stock, $0.001 par value per share

            (e)   CUSIP Number:                 493308100

3.          (a)   Name of Person Filing:        Woodland Partners

            (b)   Address of Principal Business Office, or, if none, Residence:

                                                68 Wheatley Road
                                                Brookville, New York 11545

            (c)   Place of Organization:        New York

            (d)   Title of Class of Securities: Common Stock, $0.001 par value per share

            (e)   CUSIP Number:                 493308100

4.          (a)   Name of Person Filing:        Woodland Services Corp.

            (b)   Address of Principal Business Office, or, if none, Residence:

                                                68 Wheatley Road
                                                Brookville, New York 11545

            (c)   Place of Organization:        New York

            (d)   Title of Class of Securities: Common Stock, $0.001 par value per share

            (e)   CUSIP Number:                 493308100

5.          (a)   Name of Person Filing:        Brookwood Partners, L.P.

            (b)   Address of Principal Business Office, or, if none, Residence:

                                                68 Wheatley Road
                                                Brookville, New York 11545

            (c)   Place of Organization:        New York

            (d)   Title of Class of Securities: Common Stock, $0.001 par value per share

            (e)   CUSIP Number:                 493308100

6.          (a)   Name of Person Filing:        Barry Rubenstein

            (b)   Address of Principal Business Office, or, if none, Residence:

                                                68 Wheatley Road
                                                Brookville, New York 11545

            (c)   Citizenship:                  United States

            (d)   Title of Class of Securities: Common Stock, $0.001 par value per share

            (e)   CUSIP Number:                 493308100

7.          (a)   Name of Person Filing:        Marilyn Rubenstein

            (b)   Address of Principal Business Office, or, if none, Residence:

                                                68 Wheatley Road
                                                Brookville, New York 11545

            (c)   Citizenship:                  United States

            (d)   Title of Class of Securities: Common Stock, $0.001 par value per share

            (e)   CUSIP Number:                 493308100

Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

            (a)   |_| Broker or dealer registered under section 15 of the Act
                      (15 U.S.C.78o).

            (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c).

            (c)   |_| Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).

            (d)   |_| Investment company as registered under Section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e)   |_| An investment adviser in accordance with
                      ss.240.13d-1(b)(1)(ii)(E).

            (f)   |_| An employee benefit plan or endowment fund in accordance
                      with ss.240.13d-1(b)(1)(ii)(F).

            (g)   |_| A parent holding company or control person in accordance
                      with ss.240.13d-1(b)(1)(ii)(G).

            (h)   |_| A savings associations as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813).

            (i)   |_| A church plan that is excluded from the definition of an
                      investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

            (j)   |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

1.          Woodland Venture Fund:

            (a)   Amount Beneficially Owned: 154,000(1) shares.

            (b)   Percent of Class: 0.8%

            (c)   Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 154,000(1) shares.

                  (ii)  shared power to vote or to direct the vote: 0 shares.

                  (iii) sole power to dispose or to direct the disposition of:
                        154,000(1) shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        0 shares.

2.          Seneca Ventures:

            (a)   Amount Beneficially Owned: 154,000(2)shares.

            (b)   Percent of Class: 0.8%

            (c)   Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 154,000(2) shares.

                  (ii)  shared power to vote or to direct the vote: 0 shares.

                  (iii) sole power to dispose or to direct the disposition of:
                        154,000(2) shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        0 shares.

3.          Woodland Partners:

            (a)   Amount Beneficially Owned: 405,394(3) shares.

            (b)   Percent of Class: 2.2%

            (c)   Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 405,394(3) shares.

                  (ii)  shared power to vote or to direct the vote: 0 shares.

                  (iii) sole power to dispose or to direct the disposition of:
                        405,394(3) shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        0 shares.

----------
(1)   Includes 154,000 shares of Common Stock owned by Woodland Venture Fund.

(2)   Includes 154,000 shares of Common Stock owned by Seneca Ventures.

(3)   Includes 405,394 shares of Common Stock owned by Woodland Partners.

4.          Woodland Services Corp.:

            (a) Amount Beneficially Owned: 308,000(1,2,4) shares. Reporting person is a general partner of Seneca Ventures and Woodland Venture Fund.

            (b)   Percent of Class: 1.7%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0 shares.

                  (ii)  shared power to vote or to direct the vote:
                        308,000(1,2,4) shares.

                  (iii) sole power to dispose or to direct the disposition of: 0 shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        308,000(1,2,4) shares.

5.          Brookwood Partners, L.P.:

            (a)   Amount Beneficially Owned: 75,500(5) shares.

            (b)   Percent of Class: 0.4%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0 shares.

                  (ii) shared power to vote or to direct the vote: 75,500(5) shares.

                  (iii) sole power to dispose or to direct the disposition of: 0 shares.

                  (v)   shared power to dispose or to direct the disposition of:
                        75,500(5) shares.

6.          Barry Rubenstein:

            (a) Amount Beneficially Owned: 985,894(1,2,3,4,5,6) shares. Reporting person is a general partner of Seneca Ventures, Woodland Venture Fund, Woodland Partners and Brookwood Partners, L.P. and an officer and director of Woodland Services Corp. Mr. Rubenstein is the husband of Marilyn Rubenstein.

            (b)   Percent of Class: 5.3%

            (c)   Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 87,000(6) shares.

                  (ii)  shared power to vote or to direct the vote:
                        898,894(1,2,3,4,5) shares.

                  (iii) sole power to dispose or to direct the disposition of:
                        87,000(6) shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        898,894(1,2,3,4,5) shares.

6.          Marilyn Rubenstein:

            (a) Amount Beneficially Owned: 898,894(1,2,3,4,5) Reporting person is a general partner of Woodland Partners and an officer of Woodland Services Corp. Marilyn Rubenstein is the wife of Barry Rubenstein.

            (b)   Percent of Class: 4.9%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0 shares.

                  (ii)  shared power to vote or to direct the vote:
                        898,894(1,2,3,4,5) shares.

                  (iii) sole power to dispose or to direct the disposition of: 0 shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        898,894(1,2,3,4,5) shares.

----------
(4) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

(5)   Includes 75,500 shares of Common Stock owned by Brookwood Partners, L.P.

(6) Includes 87,000 shares of Common Stock held in the Barry Rubenstein Rollover IRA Account.

            A Joint Filing Agreement is attached hereto as Exhibit A.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Instruction: Dissolution of a group requires a response to this item.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

                  By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: January 15, 2004

                                        WOODLAND VENTURE FUND

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, General Partner


                                        SENECA VENTURES

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, General Partner


                                        WOODLAND PARTNERS

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, General Partner


                                        WOODLAND SERVICES CORP.

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, President


                                        BROOKWOOD PARTNERS, L.P.

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, General Partner

                                            /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein

                                            /s/ Marilyn Rubenstein
                                            ------------------------------------
                                            Marilyn Rubenstein

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                       13G
                                    EXHIBIT A
                             JOINT FILING AGREEMENT

            The undersigned hereby agree that the Statement on Schedule 13G with respect to the shares of Common Stock, $.001 par value per share, of Keynote Systems, Inc. and any further amendments thereto executed by each and any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

            This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: January 15, 2004

                                        WOODLAND VENTURE FUND

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, General Partner


                                        SENECA VENTURES

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, General Partner


                                        WOODLAND PARTNERS

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, General Partner


                                        WOODLAND SERVICES CORP.

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, President


                                        BROOKWOOD PARTNERS, L.P.

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, General Partner

                                            /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein

                                            /s/ Marilyn Rubenstein
                                            ------------------------------------
                                            Marilyn Rubenstein